Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our report dated February 22, 2001 included in this Form 10-K, into the following previously filed Registration Statements.

	Form	File Number

ChevronTexaco Corporation	S-3	33-58463
	S-3	333-90977
	S-8	333-72672
	S-8	333-02011
	S-8	333-21805
	S-8	333-21807
	S-8	333-21809
	S-8	333-26731
	S-8	333-46261
	S-8	33-3899
	S-8	33-34039
	S-8	33-35283
Chevron Capital Corporation and ChevronTexaco Corporation	S-3	333-90977-01
Chevron Canada Capital Company and ChevronTexaco Corporation	S-3	333-90977-02
Chevron Capital USA Inc. and ChevronTexaco Corporation	S-3	33-14307
Chevron Texaco Global Energy Inc.	S-8	2-90907

Arthur Andersen LLP

New York, New York

March 27, 2002

E-6